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                                                                      Exhibit 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

                                                       Second Quarter Ended                            Six Months Ended
                                              June 30,              June 30,              June 30,              June 30,
                                                 1999                  1998                  1999                  1998
                                         ------------          ------------          ------------          ------------
Income before extraordinary
  losses                                 $ 47,923,000          $ 37,019,000          $ 85,268,000          $ 61,922,000
Extraordinary losses, net                  (7,375,000)          (16,613,000)          (10,623,000)          (18,280,000)
                                         ------------          ------------          ------------          ------------
Net income                               $ 40,548,000          $ 20,406,000          $ 74,645,000          $ 43,642,000
                                         ============          ============          ============          ============
BASIC EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                      126,202,689           100,206,703           125,864,055           100,167,488
                                         ============          ============          ============          ============
BASIC EARNINGS PER COMMON SHARE
    Income before extraordinary
      losses                             $       0.38          $       0.37          $       0.67          $       0.62
    Extraordinary losses, net                   (0.06)                (0.17)                (0.08)                (0.18)
                                         ------------          ------------          ------------          ------------
        Net income                       $       0.32          $       0.20          $       0.59          $       0.44
                                         ============          ============          ============          ============
DILUTED EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                      126,202,689           100,206,703           125,864,055           100,167,488
    Additional shares based on
      average market price for
      period applicable to:
        Restricted stock                      684,726               280,648               580,310               256,294
        Stock options                       2,096,989             1,248,649             1,422,001             1,056,030
                                         ------------          ------------          ------------          ------------
Average number of common and
  common equivalent shares
  outstanding                             128,984,404           101,736,000           127,866,366           101,479,812
                                         ============          ============          ============          ============

DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARES
    Income before extraordinary
      losses                             $       0.37          $       0.36          $       0.66          $       0.61
    Extraordinary losses, net                   (0.06)                (0.16)                (0.08)                (0.18)
                                         ------------          ------------          ------------          ------------
        Net income                       $       0.31          $       0.20          $       0.58          $       0.43
                                         ============          ============          ============          ============
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